The Timken Company

Media Contact: Pat Carlson

Global Media Relations

Mail Code: GNW-37

1835 Dueber Avenue, S.W.

Canton, OH 44706 U.S.A.

Telephone: (330) 471- 3514

pat.carlson@timken.com

Investor Contact: Steve Tschiegg

Director – Capital Markets and

        Investor Relations

Mail Code: GNE-26

1835 Dueber Avenue, S.W.

Canton, OH 44706 U.S.A.

Office Phone: (330) 471-7446

Facsimile: (330) 471-2797

steve.tschiegg@timken.com

For Additional Information:

www.timken.com/media

www.timken.com/investors

Exhibit 99.1

NEWS RELEASE

Timken Reports Second Quarter Results;

Revises Full-Year Outlook

•	Sales increased slightly while strong operating performance drove improved earnings and cash flow

•	Full-year outlook lowered to reflect weaker global demand

CANTON, Ohio: July 26, 2012 — The Timken Company (NYSE: TKR) today reported sales of $1.3 billion in the second quarter of 2012, a one percent increase over the same period a year ago. The results reflect the favorable impact of acquisitions, pricing and mix, which were mostly offset by weaker demand across broad end-markets, primarily outside North America, currency and lower material surcharges.

Timken generated income in the second quarter of $183.6 million, or $1.86 per diluted share, compared with $121.5 million, or $1.22 per diluted share during the same period a year ago. Included in this quarter’s results are two significant items (reference Table 1): income from Continued Dumping and Subsidy Offset Act (CDSOA) receipts in the amount of $69 million, net of tax; and charges related to the announced closure of a bearing production plant in St. Thomas, Ontario, Canada in the amount of $17.7 million, net of tax. The increase in earnings also reflects higher pricing, mix, lower material costs and acquisitions, partially offset by lower sales volume and material surcharges.

Table 1: Second-Quarter 2012 Net Income and Diluted Earnings Per Share (EPS)

	($ in Millions)	EPS
Net Income attributable to The Timken Company	$183.6	$1.86
Less: CDSOA receipts, net of tax	$69.0	$0.70
Add: Charges due to plant closure, net of tax	$17.7	$0.18

Net Income, after adjustments	$132.3	$1.34

The Timken Company

“Our second-quarter performance demonstrated the impact of our improved business model and operating capabilities,” said James W. Griffith, Timken president and chief executive officer. “As the quarter unfolded, it became clear that the weakening global economy was reducing demand for our products and services. We adjusted our business to the economic realities and are confident Timken is positioned to perform well through the economic cycle.”

Among recent developments, the company:

•	Received $109.5 million, pre-tax, in distributions under CDSOA from amounts previously withheld for anti-dumping cases;

•	Announced plans to close its St. Thomas, Ontario, bearing plant and consolidate operations into existing U.S. facilities, which the company anticipates will generate future cost savings;

•	Declared and paid a quarterly cash dividend of $0.23 per share, marking 90 years of paying consecutive quarterly dividends since the company was listed on the NYSE in 1922; and

•	Received the Polk Inventory Efficiency Award which recognized the automotive aftermarket business for improved inventory planning, shipping performance, fill rates and customer satisfaction.

Six Months’ Results

Timken posted sales of $2.8 billion in the first half of 2012, up 7 percent from the same period in 2011. The increase primarily reflects the favorable impact of acquisitions, pricing and mix, which were partially offset by lower sales volume and the impact of currency.

In the first half of 2012, the company generated income of $339.3 million, or $3.44 per diluted share. That compares with $234.2 million, or $2.36 per diluted share, earned in the same period last year. Earnings during the first half of 2012 benefited from CDSOA receipts, pricing and mix, and acquisitions, which were partially offset by lower volume, plant closure charges and higher selling and administrative expenses.

The Timken Company

Total debt as of June 30, 2012, was $494.2 million, or 17.6 percent of capital. The company had cash of $509.9 million, or $15.7 million in excess of total debt, at the end of the second quarter. This compares with a net debt position of $46.7 million at the end of 2011.

In the first half of 2012, the company generated $236.4 million in cash from operating activities with strong earnings and CDSOA receipts partially offset by discretionary pension contributions and higher working capital required to support demand. Excluding discretionary pension contributions of $203.8 million, net of tax, and the benefit of CDSOA receipts, free cash flow (operating cash after capital expenditures and dividends) was $139.2 million. The company continues to maintain a strong balance sheet and ended the quarter with $1.4 billion of available liquidity.

Mobile Industries Segment Results

In the second quarter, Mobile Industries’ sales were $448.4 million, down 4 percent from last year’s second-quarter sales of $465.2 million. The benefit of the Drives acquisition and the strength of rail markets were more than offset by lower demand in other mobile sectors and currency.

EBIT for the segment was $48.8 million for the second quarter, or 10.9 percent of sales. This represents a 32 percent decrease from $71.4 million, or 15.3 percent of sales, in the same period a year ago and was primarily driven by lower volume and $17.4 million of charges related to the closure of the St. Thomas plant.

For the first half of 2012, Mobile Industries’ sales rose slightly to $917.5 million relative to the same period a year ago. First-half 2012 EBIT was $135.5 million, or 14.8 percent of sales, compared with $143.5 million, or 15.8 percent of sales, during the same period in the prior year.

The Timken Company

Process Industries Segment Results

Process Industries’ second-quarter sales were $337.7 million, up 10 percent from $308.3 million for the same period a year ago. The increase reflects the impact of acquisitions and pricing, partially offset by weaker demand outside North America, as well as currency.

The segment’s second-quarter EBIT was $71.3 million, or 21.1 percent of sales, up 4 percent from $68.7 million, or 22.3 percent of sales, for the same period a year ago. Pricing and acquisitions led to the increase, partially offset by lower volume and currency.

For the first half of 2012, Process Industries’ sales were $693.3 million, up 17 percent from the same period a year ago. First-half 2012 EBIT was $153.6 million, or 22.2 percent of sales, up from the prior year’s first-half EBIT of $134 million, or 22.6 percent of sales.

Aerospace and Defense Segment Results

Aerospace and Defense had second-quarter sales of $87.2 million, up 4 percent from $83.5 million for the same period last year. The increase reflects higher volume, led by the defense and motion control sectors.

Second-quarter EBIT was $7.9 million, or 9.1 percent of sales, up from $2.5 million, or 3 percent of sales, for the same period a year ago, reflecting higher volume. The prior year also included a $3 million inventory write-down.

For the first half of 2012, Aerospace and Defense sales were $178.5 million, up 10 percent from the same period a year ago. First-half 2012 EBIT was $18.6 million, or 10.4 percent of sales, compared with EBIT of $4.1 million, or 2.5 percent of sales, in the first half of 2011.

Steel Segment Results

Sales for Steel, including inter-segment sales, were $499.8 million in the second quarter, down slightly from $505.1 million for the same period last year. The results reflect increased pricing and favorable mix, offset by lower shipments to the

The Timken Company

industrial and mobile on-highway sectors and lower material surcharges of approximately $30 million compared to the second quarter last year.

Second-quarter EBIT was $88.9 million, or 17.8 percent of sales, up 25 percent from $71.3 million, or 14.1 percent of sales, for the same period a year ago. EBIT benefited from pricing and lower material costs, partially offset by lower volume and material surcharges.

For the first six months of 2012, Steel segment sales were $1 billion, up 5 percent from the first half of last year. Material surcharges decreased approximately $25 million from the same period a year ago. EBIT for the first half of 2012 was $176.9 million, or 17.1 percent of sales, compared with $130.6 million, or 13.2 percent of sales, for the same period a year ago.

Outlook

The company expects further weakening in many of its global markets for the remainder of 2012. As a result, Timken now expects 2012 sales to be up slightly compared to 2011 with:

•	Mobile Industries’ sales flat to down 5 percent for the year reflecting improved rail and off-highway demand offset by weaker light vehicle and heavy truck shipments;

•	Process Industries’ sales up 7 to 12 percent, driven by the full-year impact of acquisitions and industrial distribution demand;

•	Aerospace and Defense sales up 10 to 15 percent, driven by increased demand across most end-markets, led by the defense and civil aerospace sectors; and

•	Steel sales flat to down 5 percent, driven by lower overall market demand and material surcharges partially offset by improved pricing and mix.

The Timken Company

Timken now projects 2012 annual earnings to range from $5.00 to $5.30 per diluted share, which includes the one-time benefit of CDSOA receipts in the second quarter totaling approximately 70 cents per share and the costs associated with the St. Thomas plant closure totaling approximately 30 cents per share.

Timken expects to generate strong cash from operations of approximately $545 million. Free cash flow is still projected to be $140 million after making capital expenditures of about $315 million and paying roughly $90 million in dividends. Excluding discretionary pension and VEBA trust contributions of approximately $220 million, net of tax, and CDSOA receipts of approximately $70 million, net of tax, the company forecasts free cash flow of approximately $290 million in 2012.

Conference Call Information

Timken will host a conference call today at 11:00 a.m. to review its financial results. Presentation materials will be available online in advance of the call for interested investors and securities analysts.

Conference Call:	Thursday, July 26, 2012
11:00 a.m. Eastern Time

All Callers:	Live Dial-In: 888-221-9588 or 913-312-6694
(Call in 10 minutes prior to be included.)
Conference Call ID: Timken Earnings Call
Replay Dial-In available through August 9, 2012.
(Replay available approximately two hours after live call.)
888-203-1112 or 719-457-0820
Replay Passcode: 6824753

Live Webcast:	www.timken.com/investors

The Timken Company

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) keeps the world turning with innovative friction management and mechanical power transmission products and services that help machinery perform more efficiently and reliably. With sales of $5.2 billion in 2011 and approximately 21,000 people operating from locations in 30 countries, Timken is Where You Turn® for better performance.

Certain statements in this news release (including statements regarding the company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company’s future financial performance, including information under the heading “Outlook,” are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company’s financial statements for the second quarter of 2012; the company’s ability to respond to the changes in its end markets that could affect demand for the company’s products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company’s customers, which may have an impact on the company’s revenues, earnings and impairment charges; fluctuations in raw material and energy costs and their impact on the operation of the company’s surcharge mechanisms; the impact of the company’s last-in, first-out accounting; weakness in global economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the ability to achieve satisfactory operating results in the integration of acquired companies; the impact on operations of general economic conditions; higher or lower raw material and energy costs; fluctuations in customer demand; the company’s ability to achieve the benefits of announced programs, initiatives, and capital investments; and retention of CDSOA distributions. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2011, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

###

The Timken Company

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except share data)	2012	2011	2012	2011
Net sales	$1,343.2	$1,329.6	$2,764.2	$2,583.7
Cost of products sold	965.9	979.1	1,975.3	1,899.9

Gross Profit	377.3	350.5	788.9	683.8
Selling, general & administrative expenses (SG&A)	163.0	153.7	327.7	304.0
Impairment and restructuring	16.7	6.2	16.9	7.3

Operating Income	197.6	190.6	444.3	372.5
Other income (expense), net	105.7	1.1	104.4	(1.3)

Earnings Before Interest and Taxes (EBIT) (1)	303.3	191.7	548.7	371.2
Interest expense, net	(7.4)	(7.9)	(15.3)	(16.2)

Income Before Income Taxes	295.9	183.8	533.4	355.0
Provision for income taxes	112.5	61.5	194.0	118.9

Net Income	183.4	122.3	339.4	236.1
Less: Net (Loss) Income Attributable to Noncontrolling Interest	(0.2)	0.8	0.1	1.9

Net Income Attributable to The Timken Company	$183.6	$121.5	$339.3	$234.2

Net Income per Common Share Attributable to The Timken Company Common Shareholders

Basic Earnings Per Share	$1.88	$1.24	$3.47	$2.39

Diluted Earnings Per Share	$1.86	$1.22	$3.44	$2.36

Average Shares Outstanding	97,265,627	97,644,773	97,355,740	97,552,528
Average Shares Outstanding - assuming dilution	98,204,205	98,899,992	98,373,357	98,905,856

BUSINESS SEGMENTS (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions, except share data)	2012	2011	2012	2011
Mobile Industries Segment
Net sales to external customers	$448.2	$465.1	$917.3	$908.0
Intersegment sales	0.2	0.1	0.2	0.2

Total net sales	$448.4	$465.2	$917.5	$908.2
Earnings before interest and taxes (EBIT) (1) (2)	$48.8	$71.4	$135.5	$143.5
EBIT Margin (1)	10.9%	15.3%	14.8%	15.8%

Process Industries Segment
Net sales to external customers	$336.6	$307.5	$690.7	$591.6
Intersegment sales	1.1	0.8	2.6	1.7

Total net sales	$337.7	$308.3	$693.3	$593.3
Earnings before interest and taxes (EBIT) (1) (2)	$71.3	$68.7	$153.6	$134.0
EBIT Margin (1)	21.1%	22.3%	22.2%	22.6%

Aerospace and Defense Segment
Net sales to external customers	$87.2	$83.5	$178.5	$162.6
Earnings before interest and taxes (EBIT) (1) (2)	$7.9	$2.5	$18.6	$4.1
EBIT Margin (1)	9.1%	3.0%	10.4%	2.5%

Steel Segment
Net sales to external customers	$471.2	$473.5	$977.7	$921.5
Intersegment sales	28.6	31.6	57.6	65.1

Total net sales	$499.8	$505.1	$1,035.3	$986.6
Earnings before interest and taxes (EBIT) (1) (2)	$88.9	$71.3	$176.9	$130.6
EBIT Margin (1)	17.8%	14.1%	17.1%	13.2%

Unallocated corporate expense (2)	$(23.0)	$(21.8)	$(43.7)	$(41.1)
Receipt of CDSOA distributions (3)	$109.5	$—	$109.5	$—
Intersegment eliminations (expense) income (2) (4)	$(0.1)	$(0.4)	$(1.7)	$0.1

Consolidated
Net sales to external customers	$1,343.2	$1,329.6	$2,764.2	$2,583.7
Earnings before interest and taxes (EBIT) (1)	$303.3	$191.7	$548.7	$371.2
EBIT Margin (1)	22.6%	14.4%	19.9%	14.4%

(1)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin are useful to investors as these measures are representative of the Company’s performance and cash generation.
(2)	As of January 1, 2012, the Company modified the way in which certain selling, general and administrative expenses are allocated among business segments. Prior year amounts have been revised to be consistent with the new allocations.
(3)	Receipt of the U.S. Continued Dumping and Subsidy Offset Act distributions, net of expenses (CDSOA), represents the amount of funds received by the Company for distribution of monies collected by U.S. Customs from antidumping cases to qualifying domestic producers.
(4)	Intersegment eliminations represent profit or loss between the Steel segment and the Mobile Industries, Process Industries and Aerospace and Defense segments.

Reconciliation of EBIT and EBITDA to GAAP net income

This reconciliation is provided as additional relevant information about the company’s performance. Management believes consolidated earnings before interest and taxes (EBIT) are representative of the company’s performance and therefore useful to investors. Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) are another important measure of financial performance and cash generation of the business and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to consolidated EBIT and EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions) (Unaudited)	2012	2011	2012	2011
Net Income	$183.4	$122.3	$339.4	$236.1
Provision for income taxes	112.5	61.5	194.0	118.9
Interest expense	8.1	9.3	16.7	19.1
Interest income	(0.7)	(1.4)	(1.4)	(2.9)

Consolidated earnings before interest and taxes (EBIT)	$303.3	$191.7	$548.7	$371.2

Depreciation and Amortization	50.0	46.4	99.8	93.8

Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA)	$353.3	$238.1	$648.5	$465.0

Reconciliation of Net Income Attributable to The Timken Company after Adjustments to GAAP Net Income Attributable to The Timken Company This reconciliation is provided as additional relevant information about the company’s performance. Management believes that net income attributable to the company, after adjustments, and diluted earnings per share, after adjustments, are representative of the Company’s core operations and therefore useful to investors.

(Dollars in millions, except share data) (Unaudited)	Three Months Ended June 30, 2012	EPS
Net Income Attributable to The Timken Company	$183.6	$1.86
CDSOA receipts, net of tax expense (1)	(69.0)	0.70
Charges due to plant closure (2)	17.7	0.18

Net Income Attributable to The Timken Company, after adjustments	$132.3	$1.34

(1)	CDSOA for the second quarter of 2012 was $109.5 million, net of tax expense of $40.5 million.
(2)	On May 24, 2012, the Company announced the closure of the manufacturing plant in St. Thomas, Ontario, Canada. In the second quarter of 2012, the Company recorded $16.5 million of restructuring charges and $1.2 million of reorganization charges included in cost of products sold. No tax benefits related to these restructuring charges was recorded.

Reconciliation of EBIT Margin, after Adjustments to Net Income as a Percentage of Sales and EBIT after Adjustments to Net Income The following reconciliation is provided as additional relevant information about the company’s performance. Management believes that EBIT, after adjustments, and EBIT margin, after adjustments, are representative of the Company’s core operations and therefore useful to investors.

(Dollars in millions) (Unaudited)	Three Months Ended June 30, 2012	Percentage to Net Sales
Net Income	$183.4	13.7%

Provision for income taxes	112.5	8.4%
Interest expense	8.1	0.6%
Interest income	(0.7)	(0.1%)

Consolidated earnings before interest and taxes (EBIT)	$303.3	22.6%

CDSOA receipts (1)	(109.5)	(8.2%)
Charges due to plant closure (2)	17.7	1.3%

Consolidated earnings before interest and taxes (EBIT), after adjustments	$211.5	15.7%

The following reconciliation is provided as additional relevant information about the Mobile Industries segment performance. Management believes that EBIT, after adjustments, and EBIT margin, after adjustments, are representative of the Mobile Industries’ core operations and therefore useful to investors.

(Dollars in millions) (Unaudited)	Three Months Ended June 30, 2012	Percentage to Net Sales
Earnings before interest and taxes (EBIT)	$48.8	10.9%

Charges due to plant closure (3)	17.4	3.9%

Earnings before interest and taxes (EBIT), after adjustments	$66.2	14.8%

(1)	CDSOA for the second quarter of 2012 was $109.5 million, net of tax expense of $40.5 million.
(2)	On May 24, 2012, the Company announced the closure of the manufacturing plant in St. Thomas, Ontario, Canada. In the second quarter of 2012, the Company recorded $16.5 million of restructuring charges and $1.2 million of reorganization charges included in cost of products sold. No tax benefits related to these restructuring charges was recorded.
(3)	The Company recorded $16.2 million of restructuring charges and $1.2 million of reorganization charges for the Mobile Industries segment related to the closure of the St. Thomas manufacturing plant in the second quarter of 2012.

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital

This reconciliation is provided as additional relevant information about The Timken Company’s financial position. Capital is defined as total debt plus total shareholders’ equity. Management believes Net (Cash) Debt is an important measure of Timken’s financial position, due to the amount of cash and cash equivalents.

(Dollars in millions) (Unaudited)	June 30, 2012	December 31, 2011
Short-term debt	$20.3	$36.3
Long-term debt	473.9	478.8

Total Debt	494.2	515.1
Less: Cash, cash equivalents and restricted cash	(509.9)	(468.4)

Net (Cash) Debt	$(15.7)	$46.7

Shareholders’ equity	$2,315.2	$2,042.5

Ratio of Total Debt to Capital	17.6%	20.1%
Ratio of Net Debt to Capital	(0.7%)	2.2%

Reconciliation of Free Cash Flow to Net Cash Provided (Used) By Operating Activities

Management believes that free cash flow and free cash flow adjusted for discretionary pension and postretirement contributions and CDSOA receipts are useful to investors because they are meaningful indicators of cash generated from operating activities available for the execution of its business strategy.

Free cash flow:		Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions) (Unaudited)		2012	2011	2012	2011
Net cash provided (used) by operating activities		$275.1	$34.7	$236.4	$(162.9)
Less: capital expenditures		(69.3)	(39.5)	(115.3)	(59.6)
Less: cash dividends paid to shareholders		(22.4)	(19.5)	(44.9)	(37.1)

Free cash flow		$183.4	$(24.3)	$76.2	$(259.6)

Plus:	discretionary pension and postretirement benefit contributions, net of the tax benefit (1)	69.5	94.8	132.0	192.8
Less:	CDSOA receipts, net of tax expense (2)	(69.0)	—	(69.0)	—

Free cash flow adjusted for discretionary pension and postretirement contributions and CDSOA		$183.9	$70.5	$139.2	$(66.8)

(1)	The discretionary pension contributions for the second quarter of 2012 was $110.0 million, net of the tax benefit of $40.5 million. The discretionary pension contributions for the first six months of 2012 was $203.8 million, net of the tax benefit of $71.8 million. The discretionary pension contributions for the second quarter of 2011 was $150.0 million, net of the tax benefit of $55.2 million. The discretionary pension contributions for the first six months of 2011 was $301.4 million, net of the tax benefit of $108.6 million.
(2)	CDSOA for the second quarter of 2012 was $109.5 million, net of tax expense of $40.5 million.

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions) (Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$509.9	$464.8
Accounts receivable	715.7	645.5
Inventories, net	943.3	964.4
Other current assets	196.6	217.6

Total Current Assets	2,365.5	2,292.3
Property, Plant and Equipment - Net	1,320.0	1,308.9
Goodwill	332.1	307.2
Other assets	387.2	443.7

Total Assets	$4,404.8	$4,352.1

LIABILITIES
Accounts payable	$283.7	$287.3
Short-term debt	20.3	36.3
Income taxes	144.4	73.3
Accrued expenses	379.3	447.7

Total Current Liabilities	827.7	844.6

Long-term debt	473.9	478.8
Accrued pension cost	278.0	491.0
Accrued postretirement benefits cost	389.2	395.9
Other non-current liabilities	120.8	99.3

Total Liabilities	2,089.6	2,309.6

EQUITY
The Timken Company shareholders’ equity	2,301.0	2,028.3
Noncontrolling Interest	14.2	14.2

Total Equity	2,315.2	2,042.5

Total Liabilities and Equity	$4,404.8	$4,352.1

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Cash Provided (Used)
OPERATING ACTIVITIES
Net income attributable to The Timken Company	$183.6	$121.5	$339.3	$234.2
Net income attributable to noncontrolling interest	(0.2)	0.8	0.1	1.9
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	50.0	46.4	99.8	93.8
Impairment charges	—	1.4	—	3.2
Pension and other postretirement expense	29.4	14.9	50.4	37.2
Pension and other postretirement benefit contributions and payments	(121.2)	(165.8)	(225.9)	(331.8)
Changes in operating assets and liabilities:
Accounts receivable	37.5	(42.1)	(74.5)	(191.7)
Inventories	36.5	(6.2)	15.1	(86.6)
Accounts payable	(24.2)	(7.9)	(2.1)	46.9
Accrued expenses	26.2	42.5	(77.2)	(38.8)
Income taxes	49.3	20.7	107.1	62.0
Other - net	8.2	8.5	4.3	6.8

Net Cash Provided (Used) By Operating Activities	275.1	34.7	236.4	(162.9)

INVESTING ACTIVITIES
Capital expenditures	(69.3)	(39.5)	(115.3)	(59.6)
Acquisitions	—	—	(0.2)	—
Investments - net	0.7	—	18.2	(13.3)
Divestitures	—	4.8	—	4.8
Other	4.5	5.9	4.0	7.1

Net Cash Used by Investing Activities	(64.1)	(28.8)	(93.3)	(61.0)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	(22.4)	(19.5)	(44.9)	(37.1)
Purchase of treasury shares, net	(25.5)	—	(51.7)	(25.3)
Net proceeds from common share activity	7.2	8.0	19.8	23.2
Net proceeds from credit facilities	(9.2)	(2.1)	(20.6)	6.2
Other	3.6	(4.4)	3.6	(8.9)

Net Cash Used by Financing Activities	(46.3)	(18.0)	(93.8)	(41.9)
Effect of exchange rate changes on cash	(10.1)	7.3	(4.2)	21.5

Increase (Decrease) In Cash and Cash Equivalents	154.6	(4.8)	45.1	(244.3)
Cash and cash equivalents at beginning of period	355.3	637.6	464.8	877.1

Cash and Cash Equivalents at End of Period	$509.9	$632.8	$509.9	$632.8